Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Fourth Quarter and Full Year 2014 Results:

PITTSBURGH, PA – January 28, 2015 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the fourth quarter and full year ended December 31, 2014.

Full Year 2014 Financial Highlights:

•	6% Year-Over-Year Revenue Growth;

•	4% Year-Over-Year Increase in Operating Profits from Continuing Operations;

•	Secured an expanded $20 million credit facility during the year;

•	Extended the Company’s share repurchase program through December 22, 2016.

Fourth Quarter Results:

Revenues from continuing operations for the fourth quarter of 2014 totaled $28.5 million, which was slightly higher than the corresponding quarter last year. Gross profit from continuing operations in the fourth quarter of 2014 was $5.2 million compared to $5.4 million in the fourth quarter of 2013. Consolidated net income from continuing operations for the fourth quarter 2014 totaled $782,000 or $0.18 per diluted share, compared to $961,000 or $0.22 per diluted share, during the same period last year.

While demand for the Company’s staffing services continues to be robust, supply-side pressures are impacting both attrition levels and consultant compensation increases. These pressures are impacting average assignment durations and are having some adverse effect on gross margins. Gross margins from continuing operations in the fourth quarter of 2014 were 18.3%, which was in-line with third quarter 2014’s performance, but below our gross margins reported a year earlier.

Commenting on the Company’s fourth quarter 2014 performance, Kevin Horner, Mastech’s Chief Executive Officer stated, “Despite strong performance in October and November, December proved to be an extremely challenging month in our fourth quarter. Weaker sales and recruiting activity levels, driven by the holiday season, combined with an abnormally high level of assignment ends, negatively impacted our billable consultant base. Historically we plan for a higher level of project ends at year-end. However, this year we faced a number of unexpected resignations and client hires, which reflects a tightening of supply in the marketplace. During the quarter, we tweaked our offshore leadership which will enhance the Company’s prospects for future growth. Our expectations for 2015 are to achieve growth levels in excess of our industry average and to continue to invest in our business organically and by acquisition should an attractive opportunity arise”.

Full Year Results:

Revenues from continuing operations for the full year 2014 totaled $113.5 million, or 6% higher than 2013 revenues of $106.9 million. Gross profit for 2014 was $20.8 million, which was approximately 3% greater than the gross profit achieved in 2013. Consolidated net income from continuing operations for 2014 increased to $3.4 million or $0.77 per diluted share, compared to $3.3 million or $0.75 per diluted share one-year earlier.

Commenting on the Company’s financial position, Jack Cronin, Mastech’s Chief Financial Officer, stated, “At December 31, 2014 we had no outstanding debt, cash and cash equivalents of $2.6 million and access to approximately $16.9 million of capital under our existing credit facility. Our largest asset, accounts receivables, continues to be of high-quality, with no bad debt expense incurred during the year and a positive ‘Days Sales Outstanding’ measurement of 49-days at year-end. Despite some of our 2014 challenges, we enter 2015 with a balance sheet that will allow us to adequately invest in our business and capitalize on value creation opportunities as they present themselves”.

In conjunction with its fourth quarter and full year earnings release, Mastech will host a conference call at 9:00 A. M. ET on January 28, 2015 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through February 4, 2015.

About Mastech Holdings, Inc.:

Leveraging the power of 28 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2013.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$2,568	$424
Accounts receivable, net	15,226	15,011
Prepaid and other current assets	926	822
Deferred income taxes	120	143

Total current assets	18,840	16,400

Equipment, enterprise software and leasehold improvements, net	701	174

Deferred income taxes	188	248

Deferred financing costs, net	51	19

Non-current deposits	264	210

Total assets	$20,044	$17,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$12
Accounts payable	1,514	2,026
Accrued payroll and related costs	5,012	5,202
Deferred revenue and other liabilities	650	351

Total current liabilities	7,176	7,591

Total liabilities	7,176	7,591

Shareholders’ equity:
Common stock, par value $0.01 per share	51	50
Additional paid-in capital	12,733	11,924
Retained earnings	4,024	601
Accumulated other comprehensive income (loss)	(25)	16
Treasury stock, at cost	(3,915)	(3,131)

Total shareholders’ equity	12,868	9,460

Total liabilities and shareholders’ equity	$20,044	$17,051

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Revenues	$28,549	$28,483	$113,523	$106,901

Cost of revenues	23,321	23,045	92,737	86,784

Gross profit	5,228	5,438	20,786	20,117

Selling, general and administrative expenses	3,940	3,913	15,246	14,815

Income from operations	1,288	1,525	5,540	5,302

Other income/(expense), net	(21)	(4)	(32)	(77)

Income from continuing operations before income taxes	1,267	1,521	5,508	5,225

Income tax expense	485	560	2,085	1,956

Net income from continuing operations	782	961	3,423	3,269

Net income from discontinued operations	—	—	—	536

Net Income	$782	$961	$3,423	$3,805

Earnings per share:

Basic:

Continuing operations	$0.18	$0.23	$0.79	$0.78

Discontinued operations	—	—	—	0.13

Total	$0.18	$0.23	$0.79	$0.91

Diluted:

Continuing operations	$0.18	$0.22	$0.77	$0.75

Discontinued operations	—	—	—	0.12

Total	$0.18	$0.22	$0.77	$0.88

Weighted average common shares outstanding:

Basic	4,325	4,223	4,320	4,193

Diluted	4,444	4,438	4,459	4,342